SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13d-1(b)(c), AND
                        (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 6)*


                            MARTEK BIOSCIENCES CORP.
                   ------------------------------------------
                                (Name of Issuer)

                                  Common Stock

                   ------------------------------------------
                         (Title of Class of Securities)

                                    572901106

                         ------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2001

             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

(x) Rule 13d-1(b)
( ) Rule 13d-(c)
( ) Rule 13d-1(d)

----------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 12 Pages

CUSIP No. 572901106                 13G                       Page 2 of 12 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         College Retirement Equities Fund

         I.R.S. #13-6022-042


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                              (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                  1,369,465

         6.       SHARED VOTING POWER                None

         7.       SOLE DISPOSITIVE POWER             None

         8.       SHARED DISPOSITIVE POWER           1,369,465 (shared with its
          investment adviser,  TIAA-CREF  Investment  Management, LLC)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       1,369,465

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       7.005%

12.      TYPE OF REPORTING PERSON*

                       IV

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 572901106                 13G                       Page 3 of 12 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA Separate Account VA-1
         I.R.S. #13-1624203

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                              (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                  1,102

         6.       SHARED VOTING POWER                None

         7.       SOLE DISPOSITIVE POWER             None

         8.       SHARED DISPOSITIVE POWER           1,102
         (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       1,102

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         (  )

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.006%

12.      TYPE OF REPORTING PERSON*

                       IV

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 572901106                 13G                       Page 4 of 12 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA-CREF Mutual Funds
         I.R.S. #13-4088138 (Equity Index Fund)
         I.R.S. #13-3930561 (Growth and Income Fund)

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                              (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                  100

         6.       SHARED VOTING POWER                None

         7.       SOLE DISPOSITIVE POWER             None

         8.       SHARED DISPOSITIVE POWER           100
         (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       100

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         (  )

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.001%

12.      TYPE OF REPORTING PERSON*

                       IV

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 572901106                 13G                       Page 5 of 12 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA-CREF Institutional Mutual Funds
         I.R.S. #13-4055170 (Equity Index Fund)

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                              (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                  218

         6.       SHARED VOTING POWER                None

         7.       SOLE DISPOSITIVE POWER             None

         8.       SHARED DISPOSITIVE POWER           218
         (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       218

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         (  )

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.001%

12.      TYPE OF REPORTING PERSON*

                       IV

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 572901106                 13G                       Page 6 of 12 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA-CREF Life Funds
         I.R.S. #13-4025227 (Stock Index Fund)
         I.R.S. #13-4100624 (Growth Equity Fund)

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                              (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER                  212

         6.       SHARED VOTING POWER                None

         7.       SOLE DISPOSITIVE POWER             None

         8.       SHARED DISPOSITIVE POWER           212
         (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       212

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         (  )

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.001%

12.      TYPE OF REPORTING PERSON*

                       IV

                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                                              Page 7 of 12 Pages

Item 1(a).        NAME OF ISSUER:
                           Martek Biosciences Corp.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           6480 Dobbin Road
                           Columbia, Maryland 21045

Item 2(a).        NAME OF PERSON FILING:
                           (1)      College Retirement Equities Fund ("CREF")
                           (2)      TIAA Separate Account VA-1 ("VA-1")
                           (3)      TIAA-CREF Mutual Funds ("Mutual Funds")
                           (4) TIAA-CREF Institutional Mutual Funds ("Institutional Funds")
                           (5)      TIAA-CREF Life Funds ("Life Funds")


Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                           (1)      CREF -  730 Third Avenue
                                                New York, N.Y.  10017
                           (2)      VA-1 -  730 Third Avenue
                                                New York, N.Y.  10017
                           (3)      Mutual  730 Third Avenue
                                    Funds - New York, N.Y. 10017

                           (4)      Institutional Funds - 730 Third Avenue
                                                          New York, N.Y. 10017
                           (5)      Life Funds -          730 Third Avenue
                                                          New York, N.Y. 10017

Item 2(c).        CITIZENSHIP:
                           (1)  CREF - Incorporated in New York
                           (2)  VA-1 - Established in New York
                           (3)  Mutual Funds - Incorporated in Delaware
                           (4)  Institutional Funds - Incorporated in Delaware
                           (5)  Life Funds - Incorporated in Delaware

Item 2(d).        TITLE OF CLASS OF SECURITIES:
                           Common Stock

Item 2(e).        CUSIP NUMBER:  572901106

Item 3. IF THIS  STATEMENT IS FILED PURSUANT TO RULES  13d-1(b),  OR 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

(a) ( ) Broker or dealer registered under Section 15 of the Exchange Act.
(b) ( )  Bank as defined in Section 3(a)(6) of the Exchange Act.
(c) ( )  Insurance company as defined in Section 3(a)(19) of the Exchange Act.
(d) (x) Investment Company registered under Section 8 of the Investment Company Act.
(e) ( )  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                                                              Page 8 of 12 Pages

(f)( ) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)( ) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)( ) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)( ) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)(x) Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ( )

                                                             Page 9 of 12 Pages

Item 4.  OWNERSHIP.

(1)      COLLEGE RETIREMENT EQUITIES FUND
         (a)       Amount Beneficially Owned: 1,369,465
         (b)       Percent of Class: 7.005%
         (c) The Board of Trustees of CREF, an investment company, has sole power to vote 1,369,465 shares of common stock and authority to direct the disposition of the 1,369,465 shares of common stock. TIAA-CREF Investment Management, LLC, CREF's investment adviser, is authorized to sell the 1,369,465 shares on behalf of CREF in its discretion, subject to the ultimate authority of the CREF Board of Trustees.

(2)      TIAA SEPARATE ACCOUNT VA-1
         (a)       Amount Beneficially Owned: 1,102
         (b)       Percent of Class: 0.006%
         (c) The management committee of VA-1, an investment company, has sole power to vote 1,102 shares of common stock, and authority to direct the disposition of the 1,102 shares of common stock. Teachers Advisors, Inc., VA-1's investment adviser, is authorized to sell the 1,102 shares on behalf of VA-1 in its discretion, subject to the ultimate authority of the VA-1 Management Committee.

(3)      TIAA-CREF MUTUAL FUNDS
         (a)       Amount Beneficially Owned: 100
         (b)       Percent of Class: 0.001%
         (c) The Board of Trustees of the Mutual Funds, an investment company, has sole power to vote 100 shares of common stock, and authority to direct the disposition of the 100 shares of common stock. Teachers Advisors, Inc., the Mutual Fund's investment adviser, is authorized to sell the 100 shares on behalf of the Mutual Funds in its discretion, subject to the ultimate authority of the Mutual Funds Board of Trustees.

(4)      TIAA-CREF INSTITUTIONAL MUTUAL FUNDS
         (a)       Amount Beneficially Owned: 218
         (b)       Percent of Class: 0.001%
         (c) The Board of Trustees of the Institutional Funds, an investment company, has sole power to vote 218 shares of common stock, and authority to direct the disposition of the 218 shares of common stock. Teachers Advisors, Inc., the Institutional Funds' investment adviser, is authorized to sell the 218 shares on behalf of the Institutional Funds in its discretion, subject to the ultimate authority of the Institutional Funds' Board of Trustees.

(5)      TIAA-CREF LIFE FUNDS
         (a)       Amount Beneficially Owned: 212
         (b)       Percent of Class: 0.001%
         (c) The Board of Trustees of the Life Funds', an investment company, has sole power to vote 212 shares of common stock, and authority to direct the disposition of the 212 shares of common stock. Teachers Advisors, Inc., the Life Funds' investment adviser, is authorized to sell the 212 shares on behalf of the Life Funds in its discretion, subject to the ultimate authority of the Life Funds Board of Trustees.

                                                             Page 10 of 12 Pages

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                 Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                                 Not Applicable

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  See attached Exhibit A.

Item 9.  NOTICE OF DISSOLUTION OF GROUP:    Not Applicable

Item 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 11 of 12 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2002
                                           COLLEGE RETIREMENT EQUITIES FUND

                                           By: /s/ LISA SNOW
                                               -------------------------------
                                               Lisa Snow
                                               Vice President and Chief
                                               Counsel, Corporate Law

                                           TIAA SEPARATE ACCOUNT VA-1


                                           By: /s/ LISA SNOW
                                               -------------------------------
                                               Lisa Snow
                                               Vice President and Chief
                                               Counsel, Corporate Law

                                           TIAA-CREF MUTUAL FUNDS

                                           By: /s/ LISA SNOW
                                               -------------------------------
                                               Lisa Snow
                                               Vice President and Chief
                                               Counsel, Corporate Law

                                           TIAA-CREF INSTITUTIONAL MUTUAL FUNDS


                                           By: /s/ LISA SNOW
                                               -------------------------------
                                               Lisa Snow
                                               Vice President and Chief
                                               Counsel, Corporate Law

                                           TIAA-CREF LIFE FUNDS

                                           By: /s/ LISA SNOW
                                               -------------------------------
                                               Lisa Snow
                                               Vice President and Chief
                                               Counsel, Corporate Law

                                                             Page 12 of 12 Pages

                                    EXHIBIT A

            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

College Retirement  Equities Fund - IV
TIAA Separate Account VA-1-IV
TIAA-CREF Mutual Funds - IV
TIAA-CREF Institutional Mutual Funds - IV
TIAA-CREF Life Funds - IV

The College Retirement Equities Fund, TIAA Separate Account VA-1, TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds and TIAA-CREF Life Funds (the "Reporting Persons") are filing as a group because CREF's investment adviser, TIAA-CREF Investment Management, LLC, is affiliated and employs some of the same investment personnel as Teachers Advisors, Inc., the investment adviser for TIAA Separate Account VA-1,TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds and TIAA-CREF Life Funds. However, because separate investment decisions are made with respect to the respective portfolio holdings of each of the Reporting Persons and there is no oral or written agreement or arrangement among the Reporting Persons with respect to acquisition, voting, disposition or otherwise of their securities, each Reporting Person disclaims beneficial ownership of the others' securities holdings and disclaims its membership in a group with the other Reporting Person, where the purpose of the group is to acquire control of or influence management of the issuer.